GATEWAY  DISTRIBUTORS  LTD.                              DATE:  AUGUST  13, 2004

3035 E. Patrick Lane, Ste. 14
Las Vegas, NV 89120


Dear Sirs:

     WWD Trading International would be pleased to act as Consultant to Gateway Distributors LTDIn this capacity, the Consultant will render the following advisory services:

     (i) Review with the Board of Directors and members of management Gateway Distributors' its strategic plans and business alternatives;

     (ii) Advise Gateway Distributors with respect to potential Global strategic acquisitions which appear to Consultant to provide promising opportunities for Gateway Distributors or which Gateway Distributors independently determines to pursue;

     (iii) Meet with senior management and, if requested, the entire Board of Directors of Gateway Distributors to discuss the position of Consultant and any recommendation to stockholders concerning any proposal to effect an acquisition or sell Gateway Distributors or certain of its assets as well as available strategic alternatives worldwide.

     (iv) Consultant will assist Gateway Distributors in the exposure of their product(s) through mass media resources.

     (v) To the extent requested by Gateway Distributors, provide advice with respect to proposed licensing arrangements with third parties in the United States and other world markets.

     (vi) To the extent requested by Gateway Distributors, assist in negotiating the terms, condition and structure of any proposed acquisition, divestiture or licensing arrangement; and


     Consultant will be paid on a project by project basis and invoice Gateway Distributors weekly. The engagement provided for herein shall be terminable at the option of the Company at any time from the date hereof upon 30 days written notice to WWD Trading International.

     No fees payable to any other consultant by Gateway Distributors shall reduce or otherwise affect the fees payable to Consultant. It is understood that regardless of the outcome of any Extraordinary Transaction or Licensing Arrangement, in which Consultant is entitled to a non-accountable expense allowance hereunder, Gateway Distributors will reimburse Consultant for any reasonable out-of-pocket expenses it might incur in connection with its' services in connection with such transactions or otherwise pursuant to this engagement letter, including, without limitation, reasonable fees and disbursements of counsel when consulted in connection with action taken pursuant to this engagement letter.

     In connection with the services which Consultant agrees to render to Gateway Distributors hereunder, Gateway Distributors shall (A) indemnify Consultant and hold it harmless to the fullest extent permitted by law against any losses, claims, damages or liabilities to which Consultant may become subject in connection with (i) the use of information that is inaccurate in any respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to Consultant by Gateway Distributors, its representatives, agents or advisors, regardless of whether Consultant knew or should have known of such inaccuracy, or (ii) any other aspect of its rendering such services, unless it is finally judicially determined that losses, claims, damages or liabilities relating thereto arise only out of the bad faith of WWD Trading International and (B) reimburse Consultant for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the performance of its duties hereunder. If for any reason (other than the bad faith of Consultant relating to claims under subparagraph (ii) above) the foregoing indemnity is unavailable to Consultant or insufficient to hold Consultant harmless, then Gateway Distributors shall contribute to the amount paid or payable by Consultant as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by Gateway


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Distributors  on  the one hand and Consultant on the other but also the relative fault of Gateway Distributors on the one hand and Consultant on the other, as well as any relevant equitable considerations. Notwithstanding the provisions of this engagement letter, the aggregate contribution of Consultant to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Consultant pursuant to its engagement by Gateway Distributors. It is hereby further agreed that the relative benefits to Gateway Distributors on the one hand and Consultant on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as the total value the transaction bears to the fees paid to Consultant with respect to such transactions. Gateway Distributors LTD. agrees that the indemnification and reimbursement commitments set forth in this engagement letter shall apply whether or not Consultant is a formal party to any such lawsuits or other proceedings, that Consultant is entitled to retain one separate counsel of its choice in connection with any of the matters to which such commitments relate, that such commitments shall be in addition to any liability that Gateway Distributors may have to Consultant at common law or otherwise, and that such commitments shall extend upon the terms set forth in this engagement letter to any controlling person, director, officer, employee or agent of Consultant and shall survive any termination of this engagement letter.

     Gateway Distributors LTD. agrees that Consultant is entitled to rely upon all reports of Gateway Distributors (and its affiliates) and information supplied to it by or on behalf of Gateway Distributors (whether written or oral), and Consultant shall not in any respect be responsible for the accuracy or completeness of any such report or information or have any obligation to verify the same.

     Consultant hereby agrees that it will not disclose confidential information received from Gateway Distributors (or its affiliates) to others (other than to its employees, agents, accountants, attorneys, and other advisors) except as contemplated by this engagement letter or as such disclosure may be required by law. At the conclusion of the engagement hereunder, Consultant will return to Gateway Distributors all copies of any confidential information that the Company has duly marked "confidential" and that is at the time in the possession of Consultant. For purposes of this engagement letter, "confidential information" shall mean information provided by the Company to Consultant that is not otherwise available to Consultant from sources outside of Gateway Distributors (or its affiliates), and any such information shall cease to be confidential information when it becomes generally available, or comes to the attention of WWD Trading International through other sources that do not, to the awareness of Consultant at the time, involve a violation of this or any similar agreement.

     Any advice, written or oral, rendered by Consultant pursuant to this engagement letter may not be disclosed publicly without the prior written consent of such party. Gateway Distributors LTD. agrees that Consultant has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to Gateway Distributors hereunder.

     This engagement letter constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understanding, oral or written, relating to the subject matter hereof.

     This engagement letter shall be governed by, and construed in accordance with, the laws of the State of Nevada. Gateway Distributors LTD. hereby irrevocably consents to the jurisdiction and venue of the courts sitting in the State of Nevada and further consents to any and all process in any action relating to or arising out of this engagement letter by the mailing of copies of such process to Gateway Distributors at the address indicated above.

Very truly yours,

Consultant: WWD Trading International


Signature:  ___________________________________
William  W.  Duncan
President

Agreed to and accepted: 8/13/04

Company: Gateway Distributors LTD.

By:  __________________________________________

Title:  _______________________________________


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